Exhibit 10.15

(English Translation)

Bank Loan Agreement

Bank	China Construction Bank Shenzhen Branch (“Bank”)
Borrower	Shenzhen TMK Power Industries Ltd. (深圳市三俊电池有限公司) ("Borrower")
Execution date	December 30, 2008.
Principal	RMB 30 million.
Purpose	Working capital and repayment of the loans of other banks. The Borrower may not change the purpose of the loan without written consent by the Bank
Interest	The interest rate shall be 5% higher than the benchmark interest rate. The interest will be settled on a monthly basis.

Repayment and Repayment in advance

The Borrower shall repay the principal from the 13th month since the loan is paid, with repayment amount of RMB 1 million each month. Repayment in advance shall be approved by the Bank with 30 working days notice.

Representation by Borrower	•

The Borrower shall notify the Bank in writing regarding the change of its name, legal representative, legal address, business scope within 5 working days since such change is registered with local authority.

	•	During the loan period, the Borrower may not provide security for the third party with the assets under the loan.

	•	Providing accounting materials and business operation materials.
Preconditions of Loan

The loan of RMB 20 million can be withdrawn by the Borrower before the mortgage in favour of the Bank with value of RMB 20 million is created. Among the RMB 20 million, 10 million will be used for working capital and the rest for repayment of other banks’ loan. The remaining RMB 10 million for working capital can be withdrawn after the mortgage is created.

Security	Mortgage with value of RMB 20 million.
Period	From December 30, 2008 to December 30, 2011.
Liability for Breach

The Bank may have one or more options as follows if the Borrower breaches the contract or under any event that could affect the Bank’s interest, including the material corporate change of the Borrower, such as restructuring, merger, demerger, establishing a joint venture, assets transfer, deregistration, etc.

	•	suspend the payment of loan to the Borrower;
	•	accelerate the loan;
	•	request the Borrower to pay liquidated damages of 11.34% of the fund under the loan which is not used according to the designated purposed under the contract;

	•	in case of late repayment, charge the Borrower with penalty interest and compound interest;

	•	request for new security by the Borrower;
	•	excise the rights under the mortgage; and
	•	terminate the contract.
Governing law	The dispute will be solved through the court in the place where the Bank is located.
and Jurisdiction